Rabobank

December 8, 2009

Via First Class Mail

Mr. Don Delmatoff
Chief Financial Officer
Vice President Finance and Administration
1141 Cummings Road
Santa Paula, CA 93060

Re: Rabobank Loan No. 92595535-03
Revolving Line of Credit Loan
Failure to Maintain DSCR

Dear Mr. Delmatoff:

I am writing with respect to the above-referenced loan (the "Loan") from Raboank, N.A. ("Bank") to Limoneira Company, a Delaware corporation ("Borrower"). The Loan is governed by that certain Amended and Restated Line of Credit Agreement, dated December 15, 2008, as amended by that certain First Amendment to Amended and Restated Line of Credit Agreement dated May 12, 2009, entered into by and between Bank and Borrower (as amended, the "Credit Agreement"). All capitalized terms used in this letter without definition have the same meanings given to them in the Credit Agreement.

> Section **11.01** of the Credit Agreement requires that Borrower maintain a Debt Service Coverage Ratio of at least 1:25:1measured annually with Borrower's Fiscal Year End Statements.
>
> Borrower was unable to comply with this requirement as of Borrower's Fiscal Year End October 31, 2009.

Borrower acknowledges this default and the Bank agrees to waive non-compliance with this requirement for Borrower's fiscal year ending October 31, 2009, only.

Rabobank

Bank does not elect to exercise any rights or remedies at this time as a result of the occurrence of the foregoing condition. However, Bank expressly reserves all rights and remedies available to it. This letter does not constitute a waiver of any right or remedy that is now or may in the future become available to Bank or of any Default or Event of Default now existing or hereafter occurring.

Very truly yours,

Rabobank, N.A.

Jetze Kempenaar
Relationship Manager ~~Team Leader~~

Stephen N. Shinsky
Senior Vice President